UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 22, 2011
KID BRANDS, INC.
(Exact name of registrant as specified in its charter)

New Jersey	1-8681	22-1815337

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Meadowlands Plaza, East Rutherford, New Jersey	07073

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (201) 405-2400
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information
Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
Information required by this Item is contained in Item 8.01 below, which is incorporated by reference herein.
Section 8 — Other Events
Item 8.01 Other Events
On April 22, 2011, The Russ Companies, Inc. (“TRC”), the acquirer of the former gift business of Kid Brands, Inc. (“KID”), and TRC’s domestic subsidiaries, filed a voluntary petition under Chapter 7 of the United States Bankruptcy Code (the “Code”) in the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Filing”).
On December 23, 2008, KID completed the sale of its former gift business (the “Gift Sale”) to TRC. The aggregate purchase price payable by TRC for such gift business was: (i) 199 shares of the Common Stock of TRC, representing a 19.9% interest in TRC after consummation of the transaction; and (ii) a subordinated, secured promissory note issued by TRC to KID in the original principal amount of $19.0 million (the “Seller Note”). As has been previously disclosed, in the second quarter of 2009, KID fully impaired or reserved against all such consideration.
In connection with the Seller Note: (i) TRC and specified subsidiaries granted a subordinated (to TRC’s senior lender) lien to KID on substantially all of their respective assets, and such subsidiaries guaranteed the payment (subject to intercreditor arrangements described below) of all obligations to KID under the Seller Note; and (ii) KID entered into an Intercreditor Agreement with TRC’s senior lender, pursuant to which payment of the Seller Note is fully subordinated to payment of TRC’s obligations under its credit facility with such senior lender.
In addition, in connection with the Gift Sale, a limited liability company wholly-owned by KID (the “Licensor”) executed a license agreement (the “License Agreement”) with TRC permitting TRC to use specified intellectual property, consisting generally of the “Russ” and “Applause” trademarks and tradenames (the “Retained IP”). Pursuant to the License Agreement, TRC is required to pay the Licensor a fixed, annual royalty (the “Royalty”) equal to $1,150,000. The initial annual royalty payment was due and payable in one lump sum on December 31, 2009. Thereafter, the Royalty is required to be paid quarterly at the close of each three-month period during the term. TRC has not paid the initial lump sum Royalty payment. KID received $287,500 in respect of the Royalty payment due March 23, 2010, which was recorded as other income in the first quarter of 2010, but has not received any payment to date in respect of the Royalty payments that were due thereafter, and therefore recorded no further income related to such Royalties.
The termination of the License Agreement (which would otherwise be required by its terms), and actions entitled to be taken by KID pursuant to the terms of the Seller Note upon an event of default thereunder (triggered by, among other things, the Bankruptcy Filing), have each been stayed in accordance with the provisions of the Code. The enforcement of certain of KID’s remedies under the Seller Note are further restricted by the Intercreditor Agreement.

As a subordinated lien holder with respect to the Seller Note, KID may be able to recover a portion of amounts owed thereunder from TRC’s estate to the extent assets remain available for such payment under the Code after payment in full of TRC’s senior lender. In addition, Licensor may be able to recover a portion of Royalties owed to it under the License Agreement from TRC’s estate to the extent assets remain available under the Code for payment to TRC’s general unsecured creditors. Any such recoveries may benefit from all or a portion of any amounts that KID might be required to pay to TRC as described below. However, KID and/or Licensor may experience significant delays in obtaining any recovery of amounts owed to them by TRC, may obtain only limited recovery, or may obtain no recovery at all. In addition, subject to the discussion in the final paragraph below, Licensor retains ownership of the Retained IP, which Licensor intends to monetize in the future.
As has been previously disclosed, in connection with the Gift Sale, KID and Russ Berrie U.S. Gift, Inc. (“U.S. Gift”), KID’s subsidiary at the time (and currently a subsidiary of TRC), sent a notice of termination with respect to the lease (the “Lease”), originally entered into by KID (and subsequently assigned to U.S. Gift) of a facility in South Brunswick, New Jersey. Although the Lease became the obligation of TRC (through its ownership of U.S. Gift), KID remains obligated for the payments due thereunder (to the extent they are not paid by U.S. Gift) until the termination of such Lease became effective (December 23, 2010). It is our understanding that TRC and the landlord have agreed to allow U.S. Gift to occupy the premises under certain conditions but that U.S. Gift may have failed to pay certain amounts due and outstanding on the termination date, for which we may remain contingently liable. No payments have been made by KID in connection with the Lease to date, but there can be no assurance that payments to such landlord will not be required of KID as a result of the Bankruptcy Filing.
To the extent that: (i)  U.S. Gift has failed to pay any amounts due and outstanding as of the termination date of the Lease and no further amounts in respect of the Lease are paid by TRC or U.S. Gift; (ii) no accommodation is secured from the landlord; (iii) KID’s potential defenses to such amounts are not accorded any weight, and (iv) no amounts paid in respect thereof by KID are reimbursed by TRC’s bankrupt estate, we estimate that KID’s maximum potential liability under the Lease could be approximately $0.5 — 1.0 million. However, the amount of any payments that might be required to be made by KID with respect to the Lease cannot be ascertained at this time. To the extent KID is required to make any payments to the landlord in respect of the Lease, it intends to seek reimbursement from TRC’s estate under the purchase agreement governing the Gift Sale as an unsecured creditor. As a result, KID may not recover any such amounts in a timely manner, or at all.
TRC and KID also entered into a transition services agreement in connection with the Gift Sale, pursuant to which TRC and KID provided certain specified services to each other, including, among other things, the sublease of certain office and warehouse space (and related services) by KID from TRC and its subsidiaries. As of the date hereof, KID has terminated all subleases of space from TRC, and is no longer utilizing TRC services for operational support.

As previously disclosed, KID and TRC had engaged in a series of discussions regarding a potential restructuring of payments and arrangements among the parties as a result of the Gift Sale. Such discussions included, among other things, a potential offset of amounts owed by KID to TRC and certain of its subsidiaries for the sublease of office and warehouse space (and related services) under the transition services agreement described above (“Rental Amounts”) against Royalties owed by TRC to Licensor under the License Agreement. In connection with such discussions, the parties had an arrangement whereby KID ceased cash payments of Rental Amounts, with the expectation that such amounts would be offset by Royalties owed to Licensor. KID has accrued all Rental Amounts on its financial statements as and when they became due (totaling an aggregate amount of approximately $1.5 million). As a result, to the extent KID becomes obligated to pay any Rental Amounts, such payment would reduce cash, but would not impact our income statement. Any Rental Amounts required to be paid are expected to be financed through our revolving credit facility.
In addition, also as previously disclosed, KID may remain obligated with respect to certain contracts and other obligations that were not novated in connection with their transfer. To date, no payments have been made by KID in connection with the foregoing, nor is KID aware of any remaining potential obligations, but there can be no assurance that payments will not be required of KID in the future.
KID’s Sassy subsidiary currently owes TRC’s Canadian subsidiary approximately $274,000 pursuant to a distribution agreement executed in connection with the Gift Sale, which amount is subject to offset in the approximate amount of $110,000 pursuant to the terms of such agreement.
As has been previously disclosed, under current provisions of state bankruptcy, fraudulent transfer and/or fraudulent conveyance laws, the Gift Sale (or the transfer of the Retained IP from U.S. Gift to Licensor, or other component transactions of or related to the Gift Sale) may be voided or cancelled, and damages imposed on KID, if, among other things, TRC, at the time the relevant transaction was consummated, received less than reasonably equivalent value for the consideration paid, and either was insolvent or rendered insolvent by reason of such transaction. The measures of insolvency for purposes of fraudulent transfer or conveyance laws vary depending upon the particular law applied in any proceeding to determine whether a fraudulent transfer or conveyance has occurred. With respect to the Gift Sale (including the transfer of the Retained IP from U.S. Gift to Licensor, and other component transactions of or related to the Gift Sale), we believe that, on the basis of historical financial information, operating history and other factors, TRC did receive reasonably equivalent value for the consideration paid by TRC, and that TRC was neither insolvent prior or subsequent to the consummation of the transactions. There can be no assurance, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard. In addition, although we obtained a solvency opinion in connection with the Gift Sale confirming our position as to TRC’s solvency, there can be no assurance what weight, if any, would be accorded thereto by a court. An adverse determination with respect to any such claim could have a material adverse effect on our financial condition.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 27, 2011	KID BRANDS, INC.

	By:	/s/ Marc S. Goldfarb Marc S. Goldfarb
Senior Vice President and
General Counsel